Exhibit 99.1

CVR Energy Reports Fourth Quarter and Full-Year 2023 Results and
Announces a Cash Dividend of 50 Cents Per Share

•Reported full-year 2023 net income attributable to CVR Energy stockholders of $769 million and EBITDA of $1.4 billion.
•Declared quarterly cash dividend of 50 cents for the fourth quarter 2023, bringing the cumulative cash dividends declared for 2023 to $4.50 per share.
•CVR Partners (NYSE: UAN) declared a fourth quarter 2023 cash distribution of $1.68 per common unit, bringing the cumulative cash distributions declared for 2023 to $17.80 per common unit.

SUGAR LAND, Texas (February 20, 2024) – CVR Energy, Inc. (“CVR Energy” or the “Company”) (NYSE: CVI) today announced fourth quarter 2023 net income attributable to CVR Energy stockholders of $91 million, or 91 cents per diluted share, on net sales of $2.2 billion, compared to fourth quarter 2022 net income attributable to CVR Energy stockholders of $112 million, or $1.11 per diluted share, on net sales of $2.7 billion. Adjusted earnings for the fourth quarter of 2023 was 65 cents per diluted share compared to adjusted earnings of $1.68 per diluted share in the fourth quarter of 2022. Net income for the fourth quarter of 2023 was $97 million, compared to net income of $172 million in the fourth quarter of 2022. Fourth quarter 2023 EBITDA was $204 million, compared to fourth quarter 2022 EBITDA of $313 million. Adjusted EBITDA for the fourth quarter of 2023 was $170 million, compared to adjusted EBITDA of $388 million in the fourth quarter of 2022.

For full-year 2023, the Company reported net income attributable to CVR Energy stockholders of $769 million, or $7.65 per diluted share, on net sales of $9.2 billion, compared to net income attributable to CVR Energy stockholders for full-year 2022 of $463 million, or $4.60 per diluted share, on net sales of $10.9 billion. Adjusted earnings for full-year 2023 was $5.64 per diluted share compared to adjusted earnings of $6.04 per diluted share in full-year 2022. Net income for full-year 2023 was $878 million, compared to net income of $644 million for full-year 2022. Full-year 2023 EBITDA was $1.4 billion, compared to full-year 2022 EBITDA of $1.2 billion. Adjusted EBITDA for full-year 2023 was $1.2 billion, compared to adjusted EBITDA of $1.4 billion for full-year 2022.

“CVR Energy reported record EBITDA for 2023 driven by high utilization of our assets, improved capture rates, record premium gasoline production, record crude oil gathering volumes and our continued peer-leading distillate yield,” said Dave Lamp, CVR Energy’s Chief Executive Officer. “We are pleased that our results for the year enabled our Board of Directors to authorize regular and special dividends for 2023 totaling $4.50 per share, representing a payout ratio of 64 percent of free cash flow generation for the year.

“CVR Partners also had a strong 2023, achieving a combined ammonia production rate of 100 percent and setting multiple production records at both facilities,” Lamp said. “Nitrogen fertilizer prices remained elevated throughout the year, supporting declared distributions to unitholders for 2023 of $17.80 per common unit.”

Petroleum Segment

Fourth Quarter 2023 Compared to Fourth Quarter 2022

The Petroleum Segment reported fourth quarter 2023 operating income of $144 million, on net sales of $2.0 billion, compared to fourth quarter 2022 operating income of $155 million, on net sales of $2.4 billion.

Fourth quarter 2023 combined total throughput was approximately 223,000 barrels per day (“bpd”), compared to approximately 221,000 bpd of combined total throughput for the fourth quarter 2022.

Refining margin was $307 million, or $15.01 per total throughput barrel, in the fourth quarter 2023, compared to $348 million, or $17.14 per total throughput barrel, during the same period in 2022.

The primary factors contributing to the $41 million decrease in refining margin were:
•A decrease in the Group 3 2-1-1 crack spread of $13.76 per barrel, driven by a tightening distillate crack spread primarily due to strong utilization of the U.S. refining fleet during the winter and slowing demand trends;
•Unfavorable inventory valuation impacts of $80 million in the fourth quarter of 2023 compared to unfavorable inventory valuation impacts of $41 million in the fourth quarter of 2022, primarily due to decreased crude oil prices in the current period;
•Favorable derivative impacts of $78 million from gains on open crack spread swap positions in the current period and wider margins on Canadian crude oil forward purchases and sales compared to the prior period; and
•A decline in Renewable Fuel Standard (“RFS”) related expense of $134 million, which includes a reduction in RINs revaluation impact of $83 million.

Full-Year 2023 Compared to Full-Year 2022

Full-year 2023 operating income was $982 million, on net sales of $8.3 billion, compared to full-year 2022 operating income of $719 million, on net sales of $9.9 billion.

Combined total throughput for full-year 2023 was approximately 208,000 bpd, compared to approximately 205,000 bpd for full-year 2022.

Refining margin was $1.7 billion, or $21.82 per total throughput barrel, for full-year 2023, compared to $1.4 billion, or $19.09 per total throughput barrel, for full-year 2022.

The primary factors contributing to the $227 million increase in refining margin were:
•A decline in RFS-related expense of $483 million, which includes a reduction in RINs revaluation impact of $419 million;
•Favorable derivative impacts of $61 million from gains on open crack spread swap positions in the current period and wider margins on Canadian crude oil forward purchases and sales compared to the prior period;
•A decrease in the Group 3 2-1-1 crack spread of $5.91 per barrel, driven by a tightening distillate crack spread primarily due to strong utilization of the U.S. refining fleet during the winter and slowing demand trends; and
•Unfavorable inventory valuation impacts of $32 million in 2023 compared to favorable inventory valuation impacts of $22 million in 2022, primarily due to decreased crude oil prices in the current period.

Nitrogen Fertilizer Segment

Fourth Quarter 2023 Compared to Fourth Quarter 2022

The Nitrogen Fertilizer Segment reported operating income of $17 million on net sales of $142 million for the fourth quarter 2023, compared to operating income of $102 million on net sales of $212 million for the fourth quarter 2022.

CVR Partners’ fertilizer facilities produced a combined 205,000 tons of ammonia during the fourth quarter 2023, of which 75,000 net tons were available for sale, while the rest was upgraded to other fertilizer products, including 306,000 tons of urea ammonia nitrate (“UAN”). During the fourth quarter 2022, the fertilizer facilities produced 210,000 tons of ammonia, of which 75,000 net tons were available for sale, while the remainder was upgraded to other fertilizer products, including 308,000 tons of UAN.

Fourth quarter 2023 average realized gate prices for UAN declined by 47 percent to $241 per ton and ammonia declined by 52 percent to $461 per ton when compared to the fourth quarter 2022. Average realized gate prices for UAN and ammonia were $455 per ton and $967 per ton, respectively, for the fourth quarter 2022.

Full-Year 2023 Compared to Full-Year 2022

Full-year 2023 operating income was $201 million on net sales of $681 million, compared to operating income of $320 million on net sales of $836 million for full-year 2022.

For full-year 2023, our fertilizer facilities produced a combined 864,000 tons of ammonia, of which 270,000 net tons were available for sale, while the rest was upgraded to other fertilizer products, including 1,369,000 tons of UAN. For full-year 2022, the fertilizer facilities produced 703,000 tons of ammonia, of which 213,000 net tons were available for sale, while the remainder was upgraded to other fertilizer products, including 1,140,000 tons of UAN.

The average realized gate prices for full-year 2023 for UAN declined by 36 percent to $309 per ton and ammonia declined by 44 percent to $573 per ton when compared to the full-year 2022. Average realized gate prices for UAN and ammonia were $486 per ton and $1,024 per ton, respectively, for full-year 2022.

Corporate and Other

The Company reported income tax expense of $207 million, or 19.1 percent of income before income taxes, for the year ended December 31, 2023, compared to an income tax expense of $157 million, or 19.6 percent of income before income taxes, for the year ended December 31, 2022. The increase in income tax expense was due primarily to an increase in overall pretax earnings, partially offset by decreases in state tax rates and an increase in tax credits and incentives generated for the year ended December 31, 2023 compared to the year ended December 31, 2022. In addition, the change in the effective tax rate was due primarily to changes in pretax earnings attributable to noncontrolling interests, decreases in state tax rates and an increase in tax credits and incentives generated for the year ended December 31, 2023 compared to the year ended December 31, 2022.

The renewable diesel unit at the Wynnewood refinery continued to increase production, with total vegetable oil throughputs for the year ended December 31, 2023 of approximately 82.5 million gallons, up from 42.5 million gallons for the year ended December 31, 2022. The increase was primarily due to the renewable diesel unit being fully operational for all of 2023 compared to the prior year when the unit was only operational for a portion of the year after being completed in April 2022.

Cash, Debt and Dividend

Consolidated cash and cash equivalents was $581 million at December 31, 2023. Consolidated total debt and finance lease obligations was $2.2 billion at December 31, 2023, including $547 million held by the Nitrogen Fertilizer Segment.

On December 21, 2023, CVR Energy completed the issuance of $600 million in aggregate principal amount of 8.50% Senior Notes due 2029 (the “2029 Notes”). The 2029 Notes mature on January 15, 2029, unless earlier redeemed or purchased. The 2029 Notes are fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by the wholly-owned subsidiaries of CVR Energy, with the exception of CVR Partners and its subsidiaries and certain immaterial wholly-owned subsidiaries of CVR Energy. The net proceeds of the offering were reserved to fund the redemption of CVR Energy’s 5.25% Senior Notes due 2025 (the “2025 Notes”).

On February 15, 2024, CVR Energy redeemed all of the outstanding 2025 Notes, at par, and settled accrued interest of approximately $16 million through the date of redemption. As a result of this transaction, the Company will recognize a $1 million loss on extinguishment of debt in the first quarter of 2024, which consists of the write-off of unamortized deferred financing costs.

CVR Energy announced a fourth quarter 2023 cash dividend of 50 cents per share. The quarterly dividend, as declared by CVR Energy’s Board of Directors, will be paid on March 11, 2024, to stockholders of record as of March 4, 2024.

CVR Partners announced that the Board of Directors of its general partner declared a fourth quarter 2023 cash distribution of $1.68 per common unit, which will be paid on March 11, 2024, to common unitholders of record as of March 4, 2024.

Fourth Quarter 2023 Earnings Conference Call

CVR Energy previously announced that it will host its fourth quarter and full-year 2023 Earnings Conference Call on Wednesday, February 21, at 1 p.m. Eastern. This Earnings Conference Call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.

The fourth quarter and full-year 2023 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Energy’s website at www.CVREnergy.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8291. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/db86jutg. A repeat of the call can be accessed for 14 days by dialing (877) 660-6853, conference ID 13744072.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: continued safe and reliable operations; drivers of our results; EBITDA and adjusted EBITDA; asset utilization, capture, production volume, product yield and crude oil gathering rates; cash flow generation; production records; operating income and net sales; throughput; refining margin; impact of costs to comply with the RFS and revaluation of our RFS liability; crude oil and refined product pricing impacts on inventory valuation; derivative gains and losses and the drivers thereof; crack spreads, including the drivers thereof; utilization of our refining fleet; demand trends; RIN generation levels; ethanol and biodiesel blending activities; inventory levels; benefits of our corporate transformation to segregate our renewables business; access to capital and new partnerships; RIN pricing, including its impact on performance and the Company’s ability to offset the impact thereof; carbon capture and decarbonization initiatives; ammonia and UAN pricing; global fertilizer industry conditions; grain prices; crop inventory levels; crop and planting levels; demand for refined products; economic downturns and demand destruction; production rates; production levels and utilization at our nitrogen fertilizer facilities; nitrogen fertilizer sales volumes; ability to and levels to which we upgrade ammonia to other fertilizer products, including UAN; income tax expense, including the drivers thereof; changes to pretax earnings and our effective tax rate; the availability of tax credits and incentives; production rates and operations capabilities of our renewable diesel unit, including the ability to return to hydrocarbon service; renewable feedstock throughput; purchases under share or unit repurchase programs (if any), or the termination thereof; reduction of outstanding debt, including through the redemption of outstanding notes; use of proceeds under our credit facilities; cash and cash equivalent levels; dividends and distributions, including the timing, payment and amount (if any) thereof; direct operating expenses, capital expenditures, depreciation and amortization and turnaround expense; cash reserves; timing of turnarounds; any exploration of a potential spin-off of our interests in our nitrogen fertilizer business, including the approval, timing, benefits, costs and risks associated therewith; impacts of any pandemic; labor supply shortages, difficulties, disputes or strikes, including the impact thereof; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) the health and economic effects of any pandemic, demand for fossil fuels and price volatility of crude oil, other feedstocks and refined products; the ability of Company to pay cash dividends and of CVR Partners to make cash distributions; potential operating hazards; costs of compliance with existing or new laws and regulations and potential liabilities arising therefrom; impacts of the planting season on CVR Partners; our controlling shareholder’s intention regarding ownership of our common stock; general economic and business conditions; political disturbances, geopolitical instability and tensions; impacts of plant outages and weather events; and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the renewable fuels and petroleum refining and marketing businesses, as well as in the nitrogen fertilizer manufacturing business through its interest in CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own 37 percent of the common units of CVR Partners.

Investors and others should note that CVR Energy may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of its website. CVR Energy may use these channels to distribute material information about the Company and to communicate important information about the Company, corporate initiatives and other matters. Information that CVR Energy posts on its website could be deemed material; therefore, CVR Energy encourages investors, the media, its customers, business partners and others interested in the Company to review the information posted on its website.

For further information, please contact:

Investor Relations:
Richard Roberts
CVR Energy, Inc.
(281) 207-3205
InvestorRelations@CVREnergy.com

Media Relations:
Brandee Stephens
CVR Energy, Inc.
(281) 207-3516
MediaRelations@CVREnergy.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

The following are non-GAAP measures we present for the three and twelve months ended December 31, 2023 and 2022:

EBITDA - Consolidated net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Petroleum EBITDA and Nitrogen Fertilizer EBITDA - Segment net income (loss) before segment (i) interest expense, net, (ii) income tax expense (benefit), and (iii) depreciation and amortization.

Refining Margin - The difference between our Petroleum Segment net sales and cost of materials and other.

Refining Margin, adjusted for Inventory Valuation Impacts - Refining Margin adjusted to exclude the impact of current period market price and volume fluctuations on crude oil and refined product inventories purchased in prior periods and lower of cost or net realizable value adjustments, if applicable. We record our commodity inventories on the first-in-first-out basis. As a result, significant current period fluctuations in market prices and the volumes we hold in inventory can have favorable or unfavorable impacts on our refining margins as compared to similar metrics used by other publicly-traded companies in the refining industry.

Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts, per Throughput Barrel - Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts divided by the total throughput barrels during the period, which is calculated as total throughput barrels per day times the number of days in the period.

Direct Operating Expenses per Throughput Barrel - Direct operating expenses for our Petroleum Segment divided by total throughput barrels for the period, which is calculated as total throughput barrels per day times the number of days in the period.

Adjusted EBITDA, Petroleum Adjusted EBITDA and Nitrogen Fertilizer Adjusted EBITDA - EBITDA, Petroleum EBITDA and Nitrogen Fertilizer EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Adjusted Earnings (Loss) per Share - Earnings (loss) per share adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Free Cash Flow - Net cash provided by (used in) operating activities less capital expenditures and capitalized turnaround expenditures.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to our operating performance as compared to other publicly-traded companies in the refining and fertilizer industries, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Petroleum Segment

Our results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future due to capitalized expenditures as part of planned turnarounds. Total capitalized expenditures were $60 million and $81 million during the years ended December 31, 2023 and 2022, respectively. The next planned turnarounds are currently scheduled to take place in the spring of 2024 at the Wynnewood Refinery at an estimated cost of $44 million and in 2025 at the Coffeyville Refinery.

Nitrogen Fertilizer Segment

Our results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future due to expenses incurred as part of planned turnarounds. We incurred turnaround expenses of $2 million and $33 million during the years ended December 31, 2023 and 2022, respectively. The next planned turnarounds are currently scheduled to take place in 2025 at the Coffeyville Fertilizer Facility and in 2026 at the East Dubuque Fertilizer Facility.

CVR Energy, Inc.
(unaudited)

Consolidated Statement of Operations Data

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2023	2022	2023	2022
Net sales	$2,202	$2,679	$9,247	$10,896
Operating costs and expenses:
Cost of materials and other	1,802	2,147	7,013	8,766
Direct operating expenses (exclusive of depreciation and amortization)	166	174	670	719
Depreciation and amortization	75	71	291	281
Cost of sales	2,043	2,392	7,974	9,766
Selling, general and administrative expenses (exclusive of depreciation and amortization)	34	39	141	149
Depreciation and amortization	1	2	7	7
Loss on asset disposal	—	10	2	11
Operating income	124	236	1,123	963
Other income (expense):
Interest expense, net	(9)	(18)	(52)	(85)
Other income (expense), net	4	4	14	(77)
Income before income tax expense	119	222	1,085	801
Income tax expense	22	50	207	157
Net income	97	172	878	644
Less: Net income attributable to noncontrolling interest	6	60	109	181
Net income attributable to CVR Energy stockholders	$91	$112	$769	$463

Basic and diluted earnings per share	$0.91	$1.11	$7.65	$4.60
Dividends declared per share	$2.00	$1.40	$4.50	$4.80

EBITDA *	$204	$313	$1,435	$1,174
Adjusted EBITDA*	$170	$388	$1,164	$1,369

Weighted-average common shares outstanding - basic and diluted	100.5	100.5	100.5	100.5

*See “Non-GAAP Reconciliations” section below.

Selected Balance Sheet Data

(in millions)	December 31, 2023	December 31, 2022
Cash and cash equivalents (1)	$581	$510
Working capital	497	154
Total assets	4,707	4,119
Total debt and finance lease obligations, including current portion	2,185	1,591
Total liabilities	3,669	3,328
Total CVR stockholders’ equity	847	531

(1)In addition, the Company has $598 million of reserved funds to be utilized to fund the redemption of the 2025 Notes.

Selected Cash Flow Data

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Net cash flows (used in) provided by:
Operating activities	$(36)	$99	$948	$967
Investing activities	(58)	(54)	(239)	(271)
Financing activities	384	(153)	(40)	(696)
Net increase (decrease) in cash, cash equivalents and restricted cash	$290	$(108)	$669	$—

Free cash flow *	$(94)	$47	$708	$696

*See “Non-GAAP Reconciliations” section below.

Selected Segment Data

	Three Months Ended December 31, 2023			Year Ended December 31, 2023
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Net sales	$1,997	$142	$2,202	$8,287	$681	$9,247
Operating income	144	17	124	982	201	1,123
Net income	158	10	97	1,071	172	878
EBITDA *	196	38	204	1,185	281	1,435

Capital Expenditures: (1)
Maintenance capital expenditures	$24	$11	$36	$94	$28	$128
Growth capital expenditures	5	—	13	14	1	69
Total capital expenditures	$29	$11	$49	$108	$29	$197

	Three Months Ended December 31, 2022			Year Ended December 31, 2022
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Net sales	$2,422	$212	$2,679	$9,919	$836	$10,896
Operating income	155	102	236	719	320	963
Net income	175	95	172	759	287	644
EBITDA *	204	122	313	905	403	1,174

Capital Expenditures: (1)
Maintenance capital expenditures	$25	$2	$30	$84	$40	$133
Growth capital expenditures	—	—	14	2	1	70
Total capital expenditures	$25	$2	$44	$86	$41	$203

*See “Non-GAAP Reconciliations” section below.
(1)Capital expenditures are shown exclusive of capitalized turnaround expenditures and business combinations.

Selected Balance Sheet Data

	December 31, 2023			December 31, 2022
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Cash and cash equivalents (1)	$375	$45	$581	$235	$86	$510
Total assets	2,978	975	4,707	4,354	1,100	4,119
Total debt and finance lease obligations, including current portion (2)	44	547	2,185	48	547	1,591

(1)Corporate cash and cash equivalents consisted of $161 million and $189 million at December 31, 2023 and December 31, 2022, respectively. In addition, Corporate has $598 million of reserved funds to be utilized to fund the redemption of the 2025 Notes.
(2)Corporate total debt and finance lease obligations, including current portion consisted of $1,594 million and $996 million at December 31, 2023 and December 31, 2022, respectively.

Petroleum Segment

Key Operating Metrics per Total Throughput Barrel

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Refining margin *	$15.01	$17.14	$21.82	$19.09
Refining margin, adjusted for inventory valuation impacts *	18.93	19.17	22.24	18.80
Direct operating expenses *	4.69	5.52	5.34	5.68

*See “Non-GAAP Reconciliations” section below.

Throughput Data by Refinery

	Three Months Ended December 31,		Year Ended December 31,
(in bpd)	2023	2022	2023	2022
Coffeyville
Regional crude	64,097	46,005	62,859	53,237
WTI	18,741	40,638	27,283	38,265
WTL	2,900	—	731	407
WTS	—	611	—	462
Midland WTI	—	—	—	642
Condensate	7,115	15,980	7,566	12,159
Heavy Canadian	6,109	6,781	3,265	6,847
DJ Basin	30,238	20,105	20,342	15,607
Bakken	2,918	—	978	—
Other feedstocks and blendstocks	16,321	16,733	13,490	11,556
Wynnewood
Regional crude	49,061	47,961	50,900	46,159
WTL	2,974	2,321	1,975	2,323
WTS	—	—	—	143
Midland WTI	—	2,658	137	1,073
Condensate	17,192	16,730	15,228	13,283
Other feedstocks and blendstocks	4,888	4,166	3,465	3,125
Total throughput	222,554	220,689	208,219	205,288

Production Data by Refinery

	Three Months Ended December 31,		Year Ended December 31,
(in bpd)	2023	2022	2023	2022
Coffeyville
Gasoline	76,921	76,851	69,847	72,478
Distillate	62,570	62,066	57,888	58,104
Other liquid products	4,168	3,619	4,388	4,789
Solids	4,798	5,347	4,123	4,700
Wynnewood
Gasoline	42,363	40,921	38,843	35,027
Distillate	25,432	25,282	24,978	23,690
Other liquid products	5,480	6,530	6,882	5,712
Solids	9	10	10	11
Total production	221,741	220,626	206,959	204,511

Light product yield (as % of crude throughput) (1)	103.0%	102.7%	100.2%	99.3%
Liquid volume yield (as % of total throughput) (2)	97.5%	97.5%	97.4%	97.3%
Distillate yield (as % of crude throughput) (3)	43.7%	43.7%	43.3%	42.9%

(1)Total Gasoline and Distillate divided by total Regional crude, WTI, WTL, Midland WTI, WTS, Condensate, Heavy Canadian, DJ Basin, and Bakken throughput.
(2)Total Gasoline, Distillate, and Other liquid products divided by total throughput.
(3)Total Distillate divided by total Regional crude, WTI, WTL, Midland WTI, WTS, Condensate, Heavy Canadian, DJ Basin, and Bakken throughput.

Key Market Indicators

	Three Months Ended December 31,		Year Ended December 31,
(dollars per barrel)	2023	2022	2023	2022
West Texas Intermediate (WTI) NYMEX	$78.53	$82.64	$77.57	$94.41
Crude Oil Differentials to WTI:
Brent	4.32	5.99	4.60	4.63
WCS (heavy sour)	(22.91)	(28.15)	(17.97)	(19.24)
Condensate	(0.30)	0.52	(0.21)	0.06
Midland Cushing	1.09	1.33	1.26	1.52
NYMEX Crack Spreads:
Gasoline	13.69	21.81	27.88	30.43
Heating Oil	41.34	66.21	40.60	54.76
NYMEX 2-1-1 Crack Spread	27.52	44.01	34.24	42.60
PADD II Group 3 Product Basis:
Gasoline	(4.75)	(6.70)	(2.92)	(6.44)
Ultra Low Sulfur Diesel	(2.96)	(6.48)	(1.02)	(2.40)
PADD II Group 3 Product Crack Spread:
Gasoline	8.94	15.11	24.96	23.98
Ultra Low Sulfur Diesel	38.38	59.72	39.57	52.37
PADD II Group 3 2-1-1	23.66	37.42	32.27	38.18

Nitrogen Fertilizer Segment

Ammonia Utilization Rates (1)

	Three Months Ended December 31,		Year Ended December 31,
(percent of capacity utilization)	2023	2022	2023	2022
Consolidated	94%	96%	100%	81%

(1)Reflects our ammonia utilization rates on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of the Nitrogen Fertilizer Segment’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three and twelve months ended December 31, 2023 and 2022, respectively, and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Consolidated sales (thousands of tons):
Ammonia	98	77	281	195
UAN	320	261	1,395	1,144

Consolidated product pricing at gate (dollars per ton): (1)
Ammonia	$461	$967	$573	$1,024
UAN	241	455	309	486

Consolidated production volume (thousands of tons):
Ammonia (gross produced) (2)	205	210	864	703
Ammonia (net available for sale) (2)	75	75	270	213
UAN	306	308	1,369	1,140

Feedstock:
Petroleum coke used in production (thousands of tons)	131	127	518	425
Petroleum coke (dollars per ton)	$77.09	$53.36	$78.14	$52.88
Natural gas used in production (thousands of MMBtus) (3)	2,033	2,088	8,462	6,905
Natural gas used in production (dollars per MMBtu) (3)	$2.95	$6.68	$3.42	$6.66
Natural gas in cost of materials and other (thousands of MMBtus) (3)	2,317	2,135	8,671	6,701
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$2.83	$6.30	$3.84	$6.37

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Ammonia — Southern plains (dollars per ton)	$634	$1,097	$558	$1,136
Ammonia — Corn belt (dollars per ton)	696	1,272	640	1,274
UAN — Corn belt (dollars per ton)	293	578	308	580

Natural gas NYMEX (dollars per MMBtu)	$2.92	$6.07	$2.67	$6.54

Q1 2024 Outlook

The table below summarizes our outlook for certain refining statistics and financial information for the first quarter of 2024. See “Forward-Looking Statements” above.

	Q1 2024
	Low	High
Petroleum
Total throughput (bpd)	190,000	205,000
Direct operating expenses (in millions) (1)	$100	$110
Turnaround (2)	35	40

Renewables (3)
Total throughput (in millions of gallons)	6	10
Direct Operating expenses (in millions) (1)	$8	$12

Nitrogen Fertilizer
Ammonia utilization rates
Consolidated	86%	91%
Coffeyville Fertilizer Facility	77%	82%
East Dubuque Fertilizer Facility	95%	100%
Direct operating expenses (in millions) (1)	$52	$57

Capital Expenditures (in millions) (2)
Petroleum	$40	$45
Renewables (3)	10	14
Nitrogen Fertilizer	9	13
Other	1	3
Total capital expenditures	$60	$75

(1)Direct operating expenses are shown exclusive of depreciation and amortization and, for the Nitrogen Fertilizer Segment, turnaround expenses and inventory valuation impacts.
(2)Turnaround and capital expenditures are disclosed on an accrual basis.
(3)Renewables reflects the Wynnewood renewable diesel unit and spending on the Wynnewood renewable feedstock pretreater project. As of December 31, 2023, Renewables does not meet the definition of a reportable segment as defined under Accounting Standards Codification Topic 280.

Non-GAAP Reconciliations

Reconciliation of Consolidated Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Net income	$97	$172	$878	$644
Interest expense, net	9	18	52	85
Income tax expense	22	50	207	157
Depreciation and amortization	76	73	298	288
EBITDA	204	313	1,435	1,174
Adjustments:
Revaluation of RFS liability	(57)	26	(284)	135
Unrealized (gain) loss on derivatives	(67)	10	(32)	5
Inventory valuation impacts, unfavorable (favorable)	90	39	45	(24)
Call Option Lawsuits settlement	—	—	—	79
Adjusted EBITDA	$170	$388	$1,164	$1,369

Reconciliation of Basic and Diluted Earnings per Share to Adjusted Earnings per Share

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Basic and diluted earnings per share	$0.91	$1.11	$7.65	$4.60
Adjustments: (1)
Revaluation of RFS liability	(0.42)	0.20	(2.12)	1.00
Unrealized (gain) loss on derivatives	(0.50)	0.08	(0.23)	0.04
Inventory valuation impacts, unfavorable (favorable)	0.66	0.29	0.34	(0.18)
Call Option Lawsuits settlement	—	—	—	0.58
Adjusted earnings per share	$0.65	$1.68	$5.64	$6.04

(1)Amounts are shown after-tax, using the Company’s marginal tax rate, and are presented on a per share basis using the weighted average shares outstanding for each period.

Reconciliation of Net Cash (Used In) Provided By Operating Activities to Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Net cash (used in) provided by operating activities	$(36)	$99	$948	$967
Less:
Capital expenditures	(55)	(46)	(205)	(191)
Capitalized turnaround expenditures	(4)	(9)	(57)	(83)
Return on equity method investment	1	3	22	3
Free cash flow	$(94)	$47	$708	$696

Reconciliation of Petroleum Segment Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Petroleum net income	$158	$175	$1,071	$759
Interest income, net	(10)	(17)	(75)	(41)
Depreciation and amortization	48	46	189	187
Petroleum EBITDA	196	204	1,185	905
Adjustments:
Revaluation of RFS liability	(57)	26	(284)	135
Unrealized (gain) loss on derivatives, net	(67)	11	(30)	3
Inventory valuation impact, unfavorable (favorable) (1)	80	41	32	(22)
Petroleum Adjusted EBITDA	153	282	903	1,021

Reconciliation of Petroleum Segment Gross Profit to Refining Margin and Refining Margin Adjusted for Inventory Valuation Impacts

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Net sales	$1,997	$2,422	$8,287	$9,919
Less:
Cost of materials and other	(1,690)	(2,074)	(6,629)	(8,488)
Direct operating expenses (exclusive of depreciation and amortization)	(96)	(112)	(406)	(426)
Depreciation and amortization	(47)	(46)	(185)	(182)
Gross profit	164	190	1,067	823
Add:
Direct operating expenses (exclusive of depreciation and amortization)	96	112	406	426
Depreciation and amortization	47	46	185	182
Refining margin	307	348	1,658	1,431
Inventory valuation impact, unfavorable (favorable) (1)	80	41	32	(22)
Refining margin, adjusted for inventory valuation impacts	$387	$389	$1,690	$1,409

(1)The Petroleum Segment’s basis for determining inventory value under GAAP is First-In, First-Out (“FIFO”). Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period. In order to derive the inventory valuation impact per total throughput barrel, we utilize the total dollar figures for the inventory valuation impact and divide by the number of total throughput barrels for the period.

Reconciliation of Petroleum Segment Total Throughput Barrels and Metrics per Total Throughput Barrel

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Total throughput barrels per day	222,554	220,689	208,219	205,288
Days in the period	92	92	365	365
Total throughput barrels	20,474,980	20,303,351	75,999,905	74,930,140

(in millions, except per total throughput barrel)
Refining margin	$307	$348	$1,658	$1,431
Refining margin per total throughput barrel	$15.01	$17.14	$21.82	$19.09

Refining margin, adjusted for inventory valuation impact	$387	$389	$1,690	$1,409
Refining margin adjusted for inventory valuation impact per total throughput barrel	$18.93	$19.17	$22.24	$18.80

Direct operating expenses (exclusive of depreciation and amortization)	$96	$112	$406	$426
Direct operating expenses per total throughput barrel	$4.69	$5.52	$5.34	$5.68

Reconciliation of Nitrogen Fertilizer Segment Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Nitrogen Fertilizer net income	$10	$95	$172	$287
Add:
Interest expense, net	7	8	29	34
Depreciation and amortization	21	19	80	82
Nitrogen Fertilizer EBITDA and Adjusted EBITDA	$38	$122	$281	$403